UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 15, 2017, Steven Madden, Ltd. (the “Company”) entered into an amendment (the “Dharia Employment Agreement Amendment”) to its existing employment agreement, dated as of January 1, 1998, as previously amended (the “Dharia Employment Agreement”), with Arvind Dharia, the Company’s Chief Financial Officer. Pursuant to the terms of the Dharia Employment Agreement Amendment, in the event that Mr. Dharia’s employment is terminated by the Company without Cause (as defined in the Dharia Employment Agreement) or by the resignation of Mr. Dharia for Good Reason (as defined in the Dharia Employment Agreement) during the period commencing 120 days prior to a Change of Control (as defined in the Dharia Employment Agreement) and ending on the day immediately prior to a Change of Control, Mr. Dharia would be entitled to receive a cash payment within ten days of the date of his termination or resignation of employment in an amount equal to 2.5 times the sum of (i) the annual base salary to which Mr. Dharia was entitled as of the date of such termination or resignation of employment plus (ii) the average cash bonus paid to him during the preceding three-year period ending on the last previous December 31st. All other terms of the Dharia Employment Agreement remain unchanged.

On May 15, 2017, the Company entered into an amendment (the “Varela Employment Agreement Amendment”) to its existing employment agreement, dated as of December 30, 2016 (the “Varela Employment Agreement”), with Amelia Newton Varela, the Company’s President. Pursuant to the terms of the Varela Employment Agreement Amendment, in the event that Ms. Varela’s employment is terminated by the Company without Cause (as defined in the Varela Employment Agreement) during the period commencing 30 days prior to a Change of Control (as defined in the Varela Employment Agreement) and ending 180 days after a Change of Control, Ms. Varela would be entitled to receive an amount equal to the lesser of (a) 2.5 times the sum of (i) the annual base salary to which Ms. Varela was entitled as of the date of such termination of employment plus (ii) the average cash bonus paid to her during the preceding three-year period ending on the last previous December 31st and (b) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended. All other terms of the Varela Employment Agreement remain unchanged.

On May 15, 2017, the Company entered into an amendment (the “Sinha Employment Agreement Amendment”) to its existing employment agreement, dated as of December 30, 2016 (the “Sinha Employment Agreement”), with Awadhesh Sinha, the Company’s Chief Operating Officer. Pursuant to the terms of the Sinha Employment Agreement Amendment, in the event that Mr. Sinha’s employment is terminated by the Company without Cause (as defined in the Sinha Employment Agreement) or by the resignation of Mr. Sinha for Good Reason (as defined in the Sinha Employment Agreement) during the period commencing 120 days prior to a Change of Control (as defined in the Sinha Employment Agreement) and ending 90 days after a Change of Control, Mr. Sinha would be entitled to receive a cash payment within ten days of the date of his termination or resignation of employment in an amount equal to 2.5 times the sum of (i) the annual base salary to which Mr. Sinha was entitled as of the date of such termination or resignation of employment plus (ii) the average cash bonus paid to him during the preceding three-year period ending on the last previous December 31st. All other terms of the Sinha Employment Agreement remain unchanged.

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On May 15, 2017, the Company entered into an amendment (the “Paradise Employment Agreement Amendment” and, together with the Dharia Employment Agreement Amendment, the Varela Employment Agreement Amendment and the Sinha Employment Agreement Amendment, the “Amendments”) to its existing employment agreement, dated as of April 5, 2016 (the “Paradise Employment Agreement”), with Michael Paradise, the Company’s Executive Vice President – General Counsel. Pursuant to the terms of the Paradise Employment Agreement Amendment, in the event that Mr. Paradise’s employment is terminated by the Company without Cause (as defined in the Paradise Employment Agreement) during the period commencing 30 days prior to a Change of Control (as defined in the Paradise Employment Agreement) and ending 180 days after a Change of Control, Mr. Paradise would be entitled to receive an amount equal to the lesser of (a) 2.5 times the sum of (i) the annual base salary to which Mr. Paradise was entitled as of the date of such termination of employment plus (ii) the average cash bonus paid to him during the preceding three-year period ending on the last previous December 31st and (b) the maximum amount that is tax deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended. All other terms of the Paradise Employment Agreement remain unchanged.

The foregoing descriptions of the Amendments do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendments filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Amendment No. 7 to Employment Agreement, dated as of May 15, 2017, between the Company and Arvind Dharia.
10.2	First Amendment to Employment Agreement, dated as of May 15, 2017, between the Company and Amelia Newton Varela.
10.3	First Amendment to Employment Agreement, dated as of May 15, 2017, between the Company and Awadhesh Sinha.
10.4	First Amendment to Employment Agreement, dated as of May 15, 2017, between the Company and Michael Paradise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2017

STEVEN MADDEN, LTD.

By:	/s/ Arvind Dharia
Name: Title:	Arvind Dharia Chief Financial Officer
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